Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080 unitedrentals.com

United Rentals Appoints Todd Helvie and John Fahey

to Financial Management Positions

GREENWICH, Conn. — August 30, 2006 — United Rentals, Inc. (NYSE: URI) today announced the appointments of Todd G. Helvie as senior vice president and controller, and John J. Fahey as vice president – assistant corporate controller and principal accounting officer, effective immediately.

Martin E. Welch, executive vice president and chief financial officer for United Rentals, said, “We welcome the expanded involvement of these two seasoned executives on our financial leadership team. Todd and John have proven integral to our organization during this time of continued growth.” Helvie will report directly to Welch; while Fahey will report to Helvie.

Todd Helvie has more than 18 years of financial management and legal experience with Fortune 100 companies of global scope. He joined United Rentals in 2006 as vice president – taxes and business development, after holding senior management positions for Delta Air Lines, Inc., as senior vice president and treasurer and vice president - taxes and for PepsiCo, Inc., as director of taxation for its domestic and international soft drink divisions. Helvie previously practiced law with the firm of Cadwalader, Wickersham & Taft, where he specialized in tax matters. He holds a Bachelor of Science degree in management engineering from Grove City College and a Juris Doctorate degree from Case Western Reserve University School of Law.

John Fahey brought more that 15 years of financial executive experience to United Rentals when he joined the company in 2005 as vice president – assistant corporate controller. Previously, he held senior positions as manager – corporate business development with Xerox Corporation; vice president and chief financial officer with Xerox Engineering Systems, Inc.; and vice president – finance and controller with Faulding Pharmaceutical Company. Earlier, he was a general practice manager, accounting and auditing with Deloitte & Touche LLP. Fahey is a certified public accountant.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 760 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 14,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Chuck Wessendorf

VP, Investor Relations and Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com